Exhibit 99.1

Company Contact:
Discovery Partners International
Acting Chief Executive Officer	Chief Financial Officer
Michael C. Venuti, Ph.D.	Craig Kussman
858-455-8600	(858) 228-4113

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS FIRST QUARTER 2006 RESULTS

San Diego, CA – May 4, 2006 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced unaudited financial results for the three months ended March 31, 2006.

Revenue from continuing operations for the three months ended March 31, 2006 was $4.3 million, a decrease of $2.4 million, or 36 percent, compared to $6.7 million for the same period in 2005. The decrease in revenue for the first quarter of 2006 versus 2005 was primarily due to lower chemistry service revenue from Pfizer, which more than offset higher screening service revenue.

As a result of the previously announced sale of the instrumentation product lines in 2005, the Company no longer reports any product revenues and associated expenses, nor any historical operating results related to the net assets sold. These results are reported as discontinued operations.

Net loss for the three months ended March 31, 2006 was $9.0 million, or $0.35 per share, including a $3.2 million, or $0.12 per share, non-cash impairment charge associated with the write-down of long-lived assets, a $1.6 million, or $0.06 per share, restructuring charge associated with the consolidation of our South San Francisco chemistry operations, and a $0.2 million gain on the sale of discontinued operations, compared to a net loss of $4.5 million, or $0.18 per share, including a $1.0 million, or $0.04 per share, non-cash impairment charge associated with the write-down of long-lived assets and a $0.6 million, or $0.02 per share, loss from discontinued operations for the same period in 2005.

Gross margin as a percentage of revenue for the first quarter of 2006 was negative 16 percent, down from the 23 percent result in the first quarter of 2005, due to lower chemistry services volume and an unfavorable mix of revenues.

Research and development costs for the first quarter of 2006 were $1.0 million, compared to $0.6 million in the first quarter of 2005. The increase in research and development costs resulted from operating costs associated with the acquisition of the natural compound based discovery business of Biofrontera Discovery GmbH in April 2005.

Selling, general and administrative costs for the first quarter of 2006 were $3.6 million, down from $4.4 million in the first quarter of 2005 due to the absence of severance payments to our former COO and from lower staffing levels, which more than offset increased fees and expenses relating to our merger activity.

The Company recorded $1.6 million of restructuring charges during the first quarter of 2006 related to the consolidation of our South San Francisco chemistry operations into our San Diego facility compared to $0.1 million of restructuring charges during the first quarter of 2005 relating to higher than expected facility remediation costs in connection with the shutdown of our Tucson facility that we announced in 2003.

During the first quarter of 2006, the Company recorded a non-cash impairment charge of $3.2 million, representing long-lived assets at certain of the Company’s operating units that are anticipated to continue to generate negative cash flows given the business strategy as of the end of the quarter. During the second quarter of 2006, the Company will continue to monitor the carrying value of its remaining long-lived assets based on the progress it makes to divest such assets. The Company recorded a non-cash impairment charge of $1.0 million during the first quarter of 2005, reflecting a partial write-down of our toxicology-based intangible assets, as the loss of a customer, due to bankruptcy, indicated a portion of the carrying value of our toxicology-based intangible asset was not recoverable.

The Company reported a $0.2 million gain on sale of discontinued operations during the first quarter of 2006, relating to the sale of our instrumentation product lines, which closed in the fourth quarter of 2005. The discontinued operations contributed a $0.6 million loss during the first quarter of 2005.

Cash, cash equivalents and short-term investments at March 31, 2006 were $80.1 million, a decrease of $3.4 million from the balance at December 31, 2005 due primarily to the net loss.

 “During the first quarter of 2006, our ongoing contract drug discovery operations continued to provide chemistry and biology services of the highest scientific quality to over a dozen pharma and biotech customers worldwide,” said Michael C. Venuti, Ph.D., Acting Chief Executive Officer of Discovery Partners. “However, as we have stated previously, the volume of this business, and the resulting margins we can achieve operating within a public company, have been eroded by strong price competition from offshore providers. We believe our decision to merge Discovery Partners International with Infinity Pharmaceuticals, and, concurrently, to seek to divest the existing contract drug discovery operations to a qualified organization or organizations, whether public or private, provides stockholders an opportunity to participate in a public company with a profile that matches the market’s interest in near-term product opportunities with significant potential,” concluded Venuti.

About Discovery Partners International, Inc.

Discovery Partners International, Inc. (DPI) is a small molecule and natural product based drug discovery company, offering collaborations and services complementing the internal capabilities of pharmaceutical and biopharmaceutical companies. DPI has the platform, the process, and the people, to carry out drug discovery from target to optimized leads. DPI has actively contributed to dozens of drug discovery collaborations. Discovery Partners International is headquartered in San Diego, California and has operations in the United States and Europe. For more information on Discovery Partners International, Inc., please visit the Company’s web site at http://www.discoverypartners.com.

Forward Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the proposed merger of the Company with Infinity Pharmaceuticals, the Company’s proposed divestiture of its existing contract drug discovery operations, and the expected benefits of each to the Company’s stockholders, and the Company’s ability to complete such proposed merger and divestiture. Factors that may cause actual results to differ materially include the risk that the Company and Infinity may not be able to complete the proposed merger of the Company with Infinity, the risk that the Company may be unable to divest itself of or otherwise transfer ownership of some or all of its operating assets on satisfactory terms or at all, and risks and other uncertainties more fully described in the Company’s annual report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission and the Company’s other SEC reports. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. The merger of the Company with Infinity is subject to customary closing conditions, including approval of the Company’s and Infinity’s stockholders.

Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger described herein, DPI will file a registration statement on Form S-4 that contains a proxy statement/prospectus with the SEC. Investors and security holders of DPI and Infinity are urged to read the proxy statement/prospectus (including any amendments or supplements to the proxy statement/prospectus) regarding the proposed transaction when it becomes available because it will contain important information about DPI, Infinity, and the proposed transaction. Security holders will be able to obtain a copy of the proxy statement/prospectus, as well as other filings containing information about DPI and Infinity, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Partners International, Inc., 9640 Towne Centre Drive, San Diego, CA 92121, Attention: Investor Relations, Telephone: (858) 455-8600.

Participants in the Solicitation

DPI and its directors and executive officers and Infinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of DPI in connection with the proposed merger of DPI with Infinity. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of DPI is also included in DPI’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2006. This document is available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at DPI at the address described above.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statements of Operations

	Three Months Ended
	March 31
	2006	2005
	(Unaudited)

Service revenues	$4,339	$6,734
Cost of revenues	5,012	5,179
Gross margin (loss)	(673)	1,555

Operating expenses:
Research and development	980	561
Selling, general and administrative	3,608	4,370
Restructuring	1,573	130
Impairment of long-lived assets	3,225	1,000
Total operating expenses	9,386	6,061

Loss from continuing operations	(10,059)	(4,506)

Interest income, net	855	464
Foreign currency transaction gain (loss), net	(21)	49
Other income, net	30	33

Loss from continuing operations before income taxes	(9,195)	(3,960)

Income tax	9	1

Net loss from continuing operations	$(9,204)	$(3,961)
Discontinued operations:
Gain on sale of discontinued operations	165	—
Loss from discontinued operations	—	(587)

Net loss	$(9,039)	$(4,548)

Basic and diluted:
Continuing operations	$(0.35)	$(0.16)
Discontinued operations	$0.00	$(0.02)
Net loss per share	$(0.35)	$(0.18)
Weighted average shares outstanding:
Basic and diluted:	26,112	25,843

Summary Balance Sheets

	March 31,	December 31,
(In Thousands)	2006	2005
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$25,117	$24,231
Short-term investments, net	55,011	59,255
Accounts receivable, net	2,595	5,674
Inventories, net	700	579
Prepaid and other current assets	2,524	2,695
Total current assets	85,947	92,434

Restricted cash	1,061	1,061
Property and equipment, net	4,953	7,951
Patents and license rights, net	684	718
Other assets, net	127	116
Total assets	$92,772	$102,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,717	$2,093
Accrued compensation	796	1,298
Restructuring accrual	697	928
Deferred revenue	1,422	2,358
Total current liabilities	5,632	6,677

Deferred rent	367	421
Other long-term liabilities	497	108
Total long term liabilities	864	529

Stockholders’ Equity:
Common stock	26	26
Common stock issuable	—	1,597
Treasury stock	(1,037)	(1,037)
Additional paid-in-capital	210,119	209,237
Deferred compensation	—	(920)
Accumulated other comprehensive income	100	64
Accumulated deficit	(122,932)	(113,893)
Total stockholders’ equity	86,276	95,074
Total liabilities and stockholders’ equity	$92,772	$102,280

Summary Statement of Cash Flows

Three Months Ended
(In Thousands)	March 31, 2006
(Unaudited)

Net Loss	$(9,039)

Adjustments to reconcile net loss to cash and cash equivalents provided by operating activities:
Gain on sale of discontinued operations	(165)
Depreciation and amortization	1,049
Stock based compensation	180
Restructuring expense	1,573
Loss on disposal of assets	2
Impairment of long-lived assets	3,225
Change in operating assets and liabilities:
Accounts receivable	3,099
Inventories	(120)
Other current assets	272
Accounts payable and accrued expenses	(282)
Restructuring accrual	(1,389)
Deferred revenue	(949)
Deferred rent	(53)
Net cash used in operating activities	(2,597)

Investing activities:
Purchases of property and equipment	(874)
Proceeds from sale of division	74
Purchases of short-term investments, net	4,261
Net cash provided by investing activities	3,461

Financing activities:
Net proceeds from issuance of common stock	24
Net cash provided by financing activities	24
Effect of exchange rate changes	(3)
Net increase in cash and cash equivalents	886
Cash and cash equivalents at beginning of period	24,231
Cash and cash equivalents at end of period	$25,117